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                                                                      Exhibit 99

news release

[Graphic]  BlueCross BlueShield of Kansas                       Anthem [Graphic]

FOR RELEASE Feb. 19, 2002
                             For Anthem BCBS Media:
                               Lauren Green-Caldwell     317-488-6321
                             For Anthem Investor Relations:
                               Tami Durle                317-488-6390
                             For BCBSKS:
                               Graham Bailey             785/291-8846


             BLUE CROSS AND BLUE SHIELD OF KANSAS BOARD OF DIRECTORS
                 VOTES TO APPEAL INSURANCE DEPARTMENT'S DECISION

          Anthem Blue Cross and Blue Shield joins BCBSKS in the appeal

Today, the board of directors of Blue Cross and Blue Shield of Kansas (BCBSKS) voted unanimously to appeal the Kansas Insurance Department's decision to deny the company's affiliation with Anthem Blue Cross and Blue Shield (Anthem BCBS).

Anthem BCBS announced their full support of this decision and will join BCBSKS in the appeal.

In announcing the vote today, BCBSKS President John W. Knack said the board considered the long-term interests of the company's customers to guide its decision.

"Our board of directors unanimously approved the conversion and affiliation in October 2001, and our policyholders approved it by a two-to-one margin in January," Knack said. "BCBSKS will seek to have the insurance department's Feb. 11 ruling overturned in Shawnee County District Court."

"We continue to believe there are strong, critical reasons to affiliate with Anthem BCBS," Knack continued.

Larry Glasscock, president and CEO of Anthem BCBS, agreed and added, "Our record shows us to be good partners with other Blue Cross and Blue Shield Plans. We believe in ongoing local control, broad networks of doctors and hospitals, and quality, competitively priced products to meet the needs of the citizens of Kansas."

                                     -more-

The Anthem Blue Cross and Blue Shield companies are independent licensees of the Blue Cross and Blue Shield Association. Blue Cross and Blue Shield of Kansas is an independent licensee of the Blue Cross and Blue Shield Association.
(R)Registered marks Blue Cross and Blue Shield Association.

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Blue Cross and Blue Shield of Kansas
Page 2

In addition, leaders at both Plans dispute the conclusion reached by the Commissioner that was based upon speculation regarding premium increases.

"We believe that the major assumption for the denial of our affiliation -- that premiums would rise to fulfill stockholder demands -- is purely speculative, based on flawed assumptions," said Knack. "The insurance department's own consultants testified that in the other states where Anthem BCBS does business, Anthem's rate increases have remained consistent with general market levels.

"If we had believed premiums would increase as the insurance department's testimonial team argued, we never would have pursued this affiliation in the first place. We firmly disagree with their opinion, and thus we will appeal."

With a successful appeal, BCBSKS policyholders would receive approximately $321 million as a result of the affiliation agreement. This would affect approximately 500,000 Kansans who have Blue Cross and Blue Shield coverage, including about 124,000 members of Plan 65 Medicare Supplemental insurance.

Knack reiterated that the company's reasons for seeking an affiliation with Anthem BCBS are just as valid today as they were when the two companies announced their proposal in May 2001:

     . To become larger to take advantage of cost efficiencies, economies of scale and best practices.
     .  To offer our members a strong, long-term, reliable BCBS Plan.
     . To ensure that service to our customers and the medical community remains in Kansas, under local management.

"The denial of our affiliation ignored Anthem's track record of achieving cost savings and growing membership in other states," Knack said. "The truth of the matter is, we would be a stronger, more cost-efficient Blue Cross and Blue Shield Plan with the Anthem Blue Cross and Blue Shield affiliation."

                                     -more-

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Blue Cross and Blue Shield of Kansas
Page 3

Glasscock added, "The BCBSKS Board and management have approached this affiliation to ensure a secure Blue Cross Blue Shield Plan in Kansas for years to come. Their decision takes a responsible, long-term approach to position the plan to do what's best for its customers and the citizens of Kansas today and in the future. We hold the same commitment and look forward to being a part of the future of Kansas."

                                    -- ## --

(See additional responses to denial assertions on Page 4.)

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Blue Cross and Blue Shield of Kansas
Page 4

Responses to the Kansas Insurance Department Denial Assertions

Assertion:

The affiliation would have drained the reserves of Blue Cross.

Response:

Anthem has reserves of more than $2 billion, more than six times the reserves of BCBSKS, and has guaranteed to meet the Kansas statutory reserve requirements for an insurance company as specified by Kansas law.

Assertion:

The affiliation would have scattered {BCBSKS'] expertise across the "Anthem holding company."

Response:

There is no foundation to this allegation whatsoever. Anthem BCBS has a proven track record of maintaining local operations with local management teams. In reality, the talent and expertise from Anthem would be available to help BCBSKS operate better. Both companies would benefit from sharing expertise.

Assertion:

The affiliation would have linked Kansas Blue Cross and Blue Shield with Anthem of Indiana's worst performing region.

Response:

While the Colorado/Nevada Plan was in trouble when it joined the Anthem BCBS organization in November of 1999, it has now made dramatic improvements in customer satisfaction, administrative costs and membership enrollment--all accomplished since merging with Anthem BCBS. Late in 2001, Anthem BCBS's Colorado/Nevada plan was recognized as the "Most Improved Plan" through the Blue Cross and Blue Shield Association's Brand Excellence program. The Colorado plan also achieved full three-year accreditation from NCQA--a recognized mark of achievement in quality and performance. By combining our knowledge, procedures and talented employee pool with those of Anthem BCBS we would, in reality, add to the growing strength of the Anthem West Region.

                                    -- ## --